PURCHASE AGREEMENT


         This PURCHASE AGREEMENT (the "Agreement") is entered into as of the 2nd day of March, 1999 by and between nSTOR TECHNOLOGIES, INC., a Delaware corporation ("nStor"), and W. DAVID SYKES, an individual ("D. Sykes"), and the SYKES CHILDREN'S TRUST OF 1993 dated November 22, 1993 (the "Trust"). D. Sykes and the Trust are referred to herein together as "Sykes," and Sykes, D. Sykes, the Trust and nStor are sometimes referred to herein individually as a "Party," and together as the "Parties".

                                    RECITALS

         Sykes is collectively the owner of 18,021,281 shares of the common stock (the "Shares") of Andataco, Inc., a Massachusetts corporation ("Andataco"), and D. Sykes is the owner of a certain promissory note of Andataco owned by and payable to D. Sykes in the face amount of $5,196,000 (the "Note").

         Sykes wishes to sell the Shares and D. Sykes wishes to sell the Note to nStor and D. Sykes wishes to enter into an employment agreement with nStor, and nStor wishes to purchase the Shares and the Note from Sykes and D. Sykes and enter into an employment agreement with D. Sykes, all upon the terms and subject to the conditions provided herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements and the payment of valuable consideration as provided herein, and intending to be legally bound, the Parties agree as follows:

1.       Purchase of the Shares by nStor

         Sykes agrees to sell, assign, transfer and convey the Shares to nStor, and nStor agrees to purchase the Shares from Sykes, for a cash purchase price of $3,000,000 (the "Stock Purchase Price"), payable on the Closing (as hereinafter defined) by wire transfer or certified check and allocable between the Trust and
D. Sykes in proportion to their ownership of the Shares, subject to the terms and conditions of this Agreement.

2.       Purchase of the Note by nStor

         (a) D. Sykes agrees to sell, assign, transfer and convey the Note to nStor, and nStor agrees to purchase the Note from D. Sykes, for a cash purchase price of $5,000,000 (the "Note Purchase Price"), payable on the Closing by wire transfer or certified check, subject to the terms and conditions of this Agreement. D. Sykes agrees to accept the Note Purchase Price in full payment for the assignment, transfer and conveyance of the Note and full payment and satisfaction of any and all other indebtedness, obligations and liabilities of Andataco to D. Sykes, whether due, accrued or contingent, including, without limitation, payments by Andataco to D. Sykes for retirement benefits (collectively, the "Indebtedness"). Nothing in this Section 2(a) shall affect in any manner any vested rights of D. Sykes in any Andataco retirement plans and D. Sykes shall be entitled to control all investments in such Andataco retirement plans.

         (b) The Indebtedness shall not include the Note, the Employment Agreement between D. Sykes and Andataco dated as of May 1, 1997 (the "Andataco Employment Agreement"), the Noncompetition Agreement between Andataco and D. Sykes dated as of

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

June 3, 1997 (the "Noncompetition Agreement"), or any participation by Andataco in the Employment Agreement described in Section 3 hereof. If requested by nStor or Andataco, at any time on or after the Closing Date (as hereinafter defined),
D. Sykes shall execute and deliver to Andataco an unconditional general release and all original instruments evidencing the Indebtedness marked "paid in full," subject only to the exceptions provided in the immediately preceding sentence, and D. Sykes shall execute and deliver such other agreements, instruments and documents as counsel to nStor or Andataco may reasonably request to further evidence the payment, discharge and satisfaction of the Indebtedness. In the event that nStor or any of its subsidiaries or affiliates acquires all outstanding shares of voting stock of Andataco in addition to the Shares, D. Sykes shall immediately enter into a written agreement with Andataco terminating, and execute and deliver to Andataco an unconditional general release as to, the Noncompetition Agreement. Nothing contained in this Section 2 shall affect in any manner the right of D. Sykes, as an officer and director of Andataco, to indemnification by Andataco as presently provided or to coverage under the current Andataco director and officer insurance policy.

3.       Employment of D. Sykes.

         (a) Sykes and nStor's wholly owned subsidiary, nStor Corporation (the "Company") shall enter into an employment agreement in the form attached hereto as EXHIBIT A (the "Employment Agreement"), effective on the date on which nStor or any of its subsidiaries or affiliates acquires all outstanding voting stock of Andataco in addition to the Shares. nStor shall cause the Company to execute and deliver the Employment Agreement. The Employment Agreement shall be executed on the Closing Date by D. Sykes and the Company and delivered to counsel for nStor and D. Sykes to jointly hold in escrow on behalf of nStor and D. Sykes, respectively, and to date and deliver to D. Sykes and the Company upon the occurrence of the condition set forth in the first sentence of this Section 3(a).

         (b) D. Sykes shall also continue to be employed by Andataco in his present capacity pursuant to the Andataco Employment Agreement as provided in
Section 1(b) of the Employment Agreement. In addition, so long as the Andataco Board of Directors determines that it does not constitute a breach of the Noncompetition Agreement, D. Sykes agrees that, commencing on the Closing Date and during the time that he continues to be employed by Andataco before the Employment Agreement is executed and delivered, he will perform services for the Company on a "loaned executive" basis, substantially the same as his responsibilities and duties as described in the Employment Agreement and in consideration of the "Compensation" as defined and provided in Section 1(b)(ii) of the Employment Agreement; provided, however, that (a) in the event Sykes receives total compensation from the Company and Andataco in excess of the Compensation payable to Sykes during such period of time (including, without limitation, payments under the Noncompetition Agreement prior to its termination as provided in Section 2 hereof), such excess shall be repaid by deductions from any bonus compensation due D. Sykes for the period ended December 31, 1999 pursuant to Section 3(b) of the Employment Agreement; provided further, however, that if the excess exceeds the bonus compensation payable for that period, it shall not carryover in the next bonus period and D. Sykes shall keep such excess, and (b) the grant of the Option pursuant to Section 4 of the Employment Agreement shall be retroactive to the Closing Date . Further, D. Sykes agrees to enter into an Amended and Restated Andataco Employment Agreement as provided in
Section 1(b)(iii) of the Employment Agreement.

4.       Agreement Not to Compete


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         D. Sykes recognizes that (i) Andataco has spent substantial money, time and effort in developing and solidifying its relationships with its suppliers and customers, (ii) long-term supplier and customer relationships often can be difficult to develop, (iii) Andataco paid and pays its employees to, among other things, develop and preserve business information, supplier and customer goodwill, loyalty and contacts for and on behalf of Andataco, and (iv) nStor is hereby agreeing to purchase the Shares from Sykes based upon D. Sykes' assurances and promises contained herein not to take or divert Andataco's suppliers' and customers' goodwill, including such suppliers' and customer's goodwill as part of the combined businesses of Andataco and the Company as contemplated by this Agreement and the Employment Agreement (for the purpose of this Section 4, all references to the Company shall be deemed to be references to the Company and Andataco). Accordingly, D. Sykes covenants and agrees that for lesser of a period of three years following the Closing Date or a period of one year following the termination for any reason of his employment by the Company (or any successor to the business of the Company), he will not, directly or indirectly:

         (a) engage, either as principal, agent or consultant, or through any corporation, firm, organization or other entity (a "Competitive Entity") in which he may be an officer, director, employee, stockholder, partner, member, or with which he is otherwise affiliated, in any activity or business that is in competition with the business of the Company in any geographic area in the United States or in any other country where the Company is doing business;

         (b) on behalf of any Competitive Entity, solicit, call on, or in any manner cause or attempt to cause or provide any Confidential Information (as defined in the Employment Agreement) to any customer or active prospective customer of the Company, or divert, terminate, limit, modify or fail to enter into any existing or potential relationship between the Company and any customer or active prospective customer of the Company; or

         (c) induce or attempt to induce any employee, consultant or advisor of the Company to accept employment or an affiliation with any Competitive Entity.

D. Sykes agrees that if he violates any of the provisions of this Section 4, the Company would sustain irreparable harm and, therefore, in addition to any other remedies that might be available to it, the Company shall be entitled to an injunction restraining D. Sykes from committing or continuing any such violation without the requirement to post a bond or other security. The Company and D. Sykes agree that in the event any of the provisions of this Section 4 shall be held to be in any way an unreasonable restriction on D. Sykes, the court so holding may reduce the geographical area and/or period of time in which such provision operates, or modify or eliminate any such restriction to the extent necessary to render such provisions enforceable. Nothing in this Section 4 shall be deemed to negate or limit in any manner the covenants and agreements of D. Sykes pursuant to Section 6 of the Employment Agreement, but shall be in addition thereto.


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

5.       Representations and Warranties of Sykes

         In order to induce nStor into entering into this Agreement and to purchase the Shares and the Note, Sykes hereby represent and warrant to nStor, which representations and warranties shall remain true and correct on the Closing Date, and covenant and agree with nStor, as follows:

         (a) D. Sykes shall fully cooperate and use his reasonable best efforts to cause Andataco and its employees to fully cooperate with the conduct of due diligence as described in Section 7(a) hereof.

         (b) Sykes are, and on the Closing Date will be, the owners of the Shares, free and clear of any and all liens, claims, encumbrances and restrictions, and the Shares may be sold, assigned, transferred and conveyed to nStor without the requirement of any consent or approval by Andataco or any other party, including, without limitation, the consent or approval of any party whose failure to give such consent or approval would have an adverse effect on Andataco, other than consents or approvals that shall be obtained by Sykes and delivered to nStor on or before the Closing.

         (c) The Note is assignable by D. Sykes to nStor without the requirement of any consent or approval by Andataco or any other party, and upon the purchase of the Note by nStor shall be the valid and binding obligation of Andataco and enforceable by nStor in accordance with its terms in the same manner as if owned by D. Sykes.

         (d) When executed and delivered by Sykes, this Agreement will constitute a valid and legally binding obligation of Sykes enforceable in accordance with its terms, except as may be limited by (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief and other equitable remedies, (ii) judicial principles with respect to provisions contrary to public policy, and (iii) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, generally relating to creditors' rights.

         (e) To Sykes' knowledge, Andataco is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is qualified to do business and in good standing in each other jurisdiction where the business of Andataco requires it to be so qualified, including, without limitation, the State of California. To Sykes' knowledge, Andataco has all requisite corporate power and authority to own its assets and to carry on its business as presently conducted in each jurisdiction where such assets is located and such business is conducted.

         (f) Attached hereto as EXHIBIT B is a copy of Andataco's Form 10-K for the fiscal year ended October 31, 1998 (the "1998 10-K") and its Form 10-Q for the quarter ended January 31, 1999. The 1998 10-K does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make each statement contained therein not misleading. From and after January 31, 1999, to D. Sykes' knowledge, no events have occurred or are threatened that would materially affect the financial condition, assets or business of Andataco.

         (g) As of the date of this Agreement, Andataco's only authorized capital stock consists of the common and preferred stock as described in the 1998 10-K, and there are no issued shares of any class of voting stock of Andataco other than the class of which the Shares are a part. Of the authorized common stock, 23,819,399 shares are issued and outstanding


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

and of these 18,021,281 shares are owned by Sykes and constitute the Shares. The Shares constitute the only common stock of Andataco in which Sykes has a direct or beneficial interest. The 1998 10-K accurately and fairly describes Andataco's 1997 Equity Incentive Plan, as amended (the "Plan"). The Plan, the Andataco 1996 Stock Option Plan, the Andataco 1993/1991 Stock Option Plan, the Andataco Director Stock Option Plan and the 180,000 warrants issued to Imperial "Bar," are the only plans, agreements or commitments of Andataco to issue additional authorized capital stock.

         (h) Sykes shall not, between the date hereof and the Closing Date, accept from Andataco any compensation or other payments or benefits from Andataco, including, without limitation, accrued but unpaid compensation, other than compensation for services on a current basis.

         (i) Sykes shall, between the date hereof and the Closing Date: (i) cause the business of Andataco to be conducted in the ordinary course, (ii) not cause Andataco to have any material change in its business, financial condition or assets, (iii) not cause, by request to the Andataco Board of Directors or otherwise, Andataco to grant any options or other rights to acquire any capital stock of Andataco, or issue any capital stock of Andataco to any person, or enter into any employment agreements with any persons.

6.       Representations and Warranties of nStor

         In order to induce Sykes to enter into this Agreement and to sell the Shares and the Note, nStor represents and warrants to Sykes as of the date hereof, and as of the Closing Date, and covenants and agrees with Sykes, as follows:

         (a) nSTOR is a corporation duly organized, validly existing and in good standing within the laws of the State of Delaware and has all requisite and corporate authority to carry on business as it is now carried on and conducted. When executed and delivered by nStor, this Agreement will constitute a valid and legally binding obligation of nStor enforceable in accordance with its terms, except as may be limited by (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief and other equitable remedies, (ii) judicial principles with respect to provisions contrary to public policy, and (iii) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, generally relating to creditors' rights.

         (b) nSTOR expressly represents and warrants as of the Closing Date that: (i) it is acquiring the Shares and the Note for investment purposes only, for its own account, and not with the view to, or for resale in connection with, any distribution thereof, (ii) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this investment and is able to bear the economic risk of this investment, (iii) its purchase of the Shares and the Note has not been accompanied by the publication of any advertisement, (iv) its purchase of the Shares and the Note has not been effected by or through a broker-dealer in a public offering. On the Closing Date, nStor will separately represent and warrant in writing to Sykes, if then true, that: (v) it has had the opportunity to ask questions of the directors, officers and employees of Andataco and has obtained and carefully reviewed and considered all the information regarding Andataco that nSTOR considers necessary or appropriate to decide whether to purchase the Shares and the Note, and (vi) Sykes and Andataco have provided nSTOR with access to all financial information, records, documents, contracts, agreements, court filings, case records and ledgers relating to Andataco.


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

         (c) nSTOR (i) has adequate means of providing for its current needs and possible contingencies, and has no need now, and anticipates no need in the foreseeable future, to sell the Shares or the Note which it is hereby purchasing and (ii) is able to bear the economic risks of this investment, and, consequently, without limiting the generality of the foregoing, is able to hold its Shares and the Note indefinitely and has a sufficient net worth to sustain a loss of its entire investment in Andataco in the event such loss should occur.

         (d) nSTOR acknowledges and agrees that neither the Shares nor the Note have been registered under the Securities Act of 1933, as amended (the "Act") or under the California Corporate Securities Law of 1968, as amended (the "California Law") or other applicable law, and that accordingly the Shares and the Note will not be fully transferable except as permitted under various exemptions contained in the Act, California Law or other applicable state law, or upon satisfaction of the registration requirements of the Act, the qualification requirements of California Law or other applicable state law, or the registration requirements of other applicable state securities laws. nSTOR hereby acknowledges and agrees that the certificates representing the Shares and the Note will bear any legends required under the Act, California Law or other applicable state law.

         (e) If nStor acquires the common stock of Andataco held by shareholders other than Sykes, it will do so for consideration no less than the greater of the price per share received by Sykes for the Shares or the fair market value of such stock valued as of the day immediately prior to the date of execution of this Agreement as stated in an opinion obtained prior to such acquisition from a recognized investment banking firm. nStor agrees that the shareholders of Andataco other than Sykes shall be given and advised of their "dissenter's" rights, as provided under Massachusetts law and all other applicable law, in connection with any acquisition by nStor of their shares of Andataco stock.

7.       Due Diligence; Standstill; Confidentiality; Disclosure

         (a) Commencing with the date hereof, nStor shall conduct due diligence as to Andataco and Sykes and Andataco's organization, properties, financial condition and operations, upon reasonable notice and during normal business hours. Sykes shall cooperate with nStor in the conduct of such due diligence, and provide such documents and information as may reasonably be requested. nStor agrees to use its best efforts to complete such due diligence, use its reasonable best efforts to obtain financing necessary for it to consummate the transactions contemplated by this Agreement (the "nStor Financing") and complete its preparations to close the transactions contemplated by this Agreement, within 30 days following the date of this Agreement (the "30 Day Period"). nStor shall be entitled to a 20 day extension of the 30 Day Period (the "20 Day Period") upon the payment to Sykes of a non-refundable cash deposit in the amount of $100,000 on or before the end of the 30 Day Period, which deposit shall be applied against the Stock Purchase Price.

         (b) In consideration of the expenses incurred and to be incurred by nStor in conducting due diligence pursuant to Section 7(a), during the 30 Day Period, and the 20 Day Period if applicable, Sykes shall not solicit or accept offers from, nor shall he negotiate for or enter into any agreements with, any other parties for the any of the transactions or agreements contemplated by this Agreement.

         (c) The existence and contents of this Agreement, the existence of negotiations between the Parties and all documents and information obtained by either Party from the other Party, regardless of identifying mark or label and whether written, oral or in electronic form, shall remain strictly confidential (the "Confidential Information"), and neither of the Parties shall


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

reveal any of the Confidential Information or provide any copies of any documents or other materials relating to the Confidential Information to any person, corporation or other entity, other than the Board of Directors and senior officers of and the attorneys and financial advisors for Andataco, without the prior written consent of the providing Party.

         (d) The Parties understand that the transactions provided herein will require, pursuant to applicable securities and other laws, a public announcement by nStor upon the execution and delivery of this Agreement by the Parties, and the Parties have agreed upon a press release in the form attached hereto as EXHIBIT C. This press release may be issued by nStor upon the execution and delivery of this Agreement. Sykes also acknowledges that nStor will be required to file a Schedule 13D pursuant to Rule 13d-1 of the Securities Exchange Act of 1934 upon obtaining the nStor Financing. In addition, attached hereto as EXHIBIT D is a press release prepared by the Parties for publication upon a termination of this Agreement and the transactions contemplated hereby. This press release shall be issued by nStor immediately upon termination of this Agreement according to its terms. The Parties agree that no deviation shall be made from such press releases unless mutually agreed by the Parties. The Parties agree that no other public disclosure shall be made by the Parties until the Closing except upon the mutual consent of the Parties, unless counsel to nStor advises nStor that it is legally required to make such disclosure or to respond to requests for such disclosure and in either such event the Parties agree to use their reasonable best efforts to mutually agree upon the wording of such disclosure. Nothing in any public disclosure, shall be deemed in any way to modify or limit in any way the provisions of Section 7(c).

         (e) nStor shall maintain Andataco's current director and officer insurance policy or equivalent for a period of two years after the Closing. nStor shall not alter the current indemnification rights of Andataco officers and directors until the sooner of (i) two years after the Closing or (ii) the termination of the separate existence of Andataco.

8.       Lease Guaranty

         At the Closing, nStor agrees to execute a written guaranty, in form and substance as nStor may reasonably agree, of Andataco's performance under the real property lease between Syko Properties, Inc., a corporation owned and/or controlled by D. Sykes, as lessor, and Andataco, as lessee, dated as of January 1, 1993, as amended, pursuant to which Andataco leases the premises in which it conduct business in San Diego, California (the "Lease"); provided, however, that nStor's obligation under this Section 8 is conditioned upon the Lease being terminable by Andataco in its sole discretion at any time upon nine months notice to the lessor.

9.       Closing

         The closing and consummation of all transactions provided in this Agreement (the "Closing") shall take place at 10:00 A. M on the last day of the 30 Day Period, or the 20 Day Period if applicable, or, if such day is not on a business day in the state where the Closing occurs, on the next business day (the "Closing Date"), at the offices of Holland & Knight LLP, counsel to nStor, One East Broward Boulevard, Suite 1300, Fort Lauderdale, Florida 33301, or on such other day and at such other time and place as the Parties may mutually agree.

10.      Termination

         nStor may terminate this Agreement for any reason in its sole and absolute discretion at any time prior to the Closing Date upon notice to Sykes that it has not obtained the nStor


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

Financing and does not wish to proceed with the transactions contemplated by this Agreement. Upon any such termination, the Parties shall have no further obligations under this Agreement, except that the obligations of the Parties under Section 6(c), Section 10 and Section 12 shall survive such termination.

11.      Expenses

         Each Party shall bear its and his own expenses, including legal and accounting fees and costs, in connection with this Agreement and the Closing; provided, however, that: (a) if the Closing occurs, nStor shall reimburse Sykes for documented attorney, accountant and investment banking fees and expenses up to the amount of $430,000, (b) if the Closing does not occur through no fault of Sykes, nStor shall reimburse Sykes for documented attorney and accountant fees and expenses up to the amount of $20,000, and (c) if the Closing does not occur as a result of Sykes willfully and knowingly breaching any of his representations and warranties in Section 5 hereof, Sykes shall indemnify and hold harmless, and immediately reimburse, nStor for its costs and expenses, including reasonable attorney's and accountant's fees and expenses, incurred in the conduct of its due diligence under Section 7(a) hereof and in preparing for the Closing.

12.      Indemnification

         a. Indemnification by nStor. nStor shall indemnify, defend and hold harmless Sykes against any and all damages, losses, claims, liabilities, charges, suits, penalties, costs and expenses, including court costs, attorneys' fees and expenses and other costs of collection (collectively "Loss" or "Losses"), which Sykes personally may sustain, or to which he may be subjected, arising out of or attributable to: (i) the failure of nStor to consummate the acquisition of the Shares and the Note for other than nStor's right to terminate pursuant to Section 10 hereof; (ii) the failure of nStor or its officer, directors, shareholders, affiliates, employees or agents to treat the minority shareholders of Andataco, Inc. fairly or properly after the Closing.

         b. Notice and Resolution of Indemnity Claims . If at any time Sykes shall claim indemnification from nStor for any Loss or, in the reasonable judgment of Sykes, for what, in the future, may result in a Loss ("Anticipated Loss") due to the filing, at or before the time of such claim, of an action, claim or suit with an arbitrator, mediator, court or other governmental entity ("Claim"), then Sykes shall send written notice of the same (a "Notice of Claim") to nStor. A Notice of Claim shall specify the basis for such Claim supported by relevant information and documentation.

(i) If nStor shall object to such Claim, it shall give written notice of such objection (a "Notice of Objection") to Sykes within 15 days after receipt by nStor of the Notice of Claim, specifying the basis of the objections supported by relevant information and documentation with respect thereto. If nStor does not give a Notice of Objection within such 15 days, or shall have agreed to pay such Claim in whole or in part within such 15-day period, nStor shall thereupon be liable for the payment of such Claim.

             (ii) In the event that nStor shall have timely given a Notice of Objection in whole or in part to any Notice of Claim, during the 20-day period following that date, nStor and Sykes shall privately attempt to resolve the Claim. If nStor and Sykes shall have failed to resolve or compromise or agree to postpone resolution of the Claim within the 20--day period, then the Claim shall be settled by arbitration in San Diego, California, as determined by the three arbitrators referred to in Section 12(b)(iii) below, in accordance with the rules of the American Arbitration Association and the procedures set forth below.


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

             (iii) Each of (A) Sykes and (B) nStor shall appoint one arbitrator, and the two arbitrators so appointed shall then together appoint a third arbitrator ("neutral arbitrator") from a list of persons supplied by the American Arbitration Association in San Diego, California. If one party shall fail to appoint the arbitrator to be appointed by it within 15 days of the end of the 20-day period provided for in Section 12(b)(ii) above, the arbitrator appointed by the other party shall select from a list of persons supplied by the American Arbitration Association a person who shall serve as the single neutral arbitrator for purposes of the arbitration. If each party shall have appointed one arbitrator; but such designees cannot agree on the person to act as the neutral arbitrator within a period of 15 days after the appointment of the second arbitrator, then either party may apply to the American Arbitration Association in San Diego, California, which shall appoint a neutral arbitrator. As used hereafter the term "arbitrator" shall include the singular and the plural as applicable. The arbitrator shall conduct the arbitration with all reasonable dispatch in accordance with the rules of the American Arbitration Association, provided, however, that the parties to such arbitration shall take such action and execute such instruments as shall be necessary to cause the California Rules of Civil Procedure pertaining to pre-trial discovery to be applicable in respect of such proceeding. The arbitrator shall render a written award (the "Award") which shall be delivered to Sykes and nStor. An Award hereunder may be used as a basis for the entry of judgment in any jurisdiction. In the event the parties have submitted a Claim for an Anticipated Loss to arbitration under this Section 12(b)(iii), then the arbitrator may, in its sole discretion, postpone resolution of the Claim until the time which it has determined, in its sole discretion, to be the time when such Anticipated Loss shall have occurred or passed has been reached.

             (iv) Prior to making the Award, the arbitrator shall direct Sykes and nStor to submit statements describing any element of Loss or Anticipated Loss as to which a Claim is made that is attributable to attorneys' fees, disbursements, and any similar costs incident to such Loss or Anticipated Loss, supported by affidavits showing that such costs actually have been or are likely to be incurred, and all such attorneys' fees, disbursements and other costs shall be apportioned as determined by the arbitrator. All fees of the arbitrator and administrative expenses of the American Arbitration Association shall be treated as costs for purposes of this Article. As a part of each Award made pursuant to this Agreement, the arbitrator shall allow interest thereon (other than on the portion of the Award representing attorneys' fees, disbursements and costs) from the date of the Loss or the date the Anticipated Loss becomes a Loss to the date of payment at the rate of 10% per annum.

             (v) The Award shall be a conclusive determination of the matter and shall be binding upon Sykes and nStor, and shall not be contested by either of them. nStor shall satisfy its obligations to pay an Award in cash.

             (vi) If a the subject of a Claim involves a third-party claim which has not yet been determined, the arbitrator may in his discretion make a separate determination solely as to whether the third-party claim is one for which indemnification may be had or may defer a determination as to whether indemnification may be had pending the further development of information as to the nature of the third-party claim. If the arbitrator determines that the third-party claim is not subject to indemnification, he shall set forth the basis of his decision in detail, which decision shall be deemed to be an "Award" hereunder.

             (vii) Promptly after the assertion by any third party of any claim against Sykes that, in the judgment of Sykes, may result in the incurrence by Sykes of Loss for which Sykes would be entitled to indemnification, Sykes shall deliver to nStor a Notice of Anticipated Loss describing in reasonable detail such Claim. If Sykes request nStor defend him against such Claim, then nStor may, at its option, assume the defense of Sykes against such

Claim (including the employment of counsel, who shall be counsel satisfactory to Sykes,) and the payment of expenses. If Sykes does not request nStor to defend him against such Claim or nStor fails to assume the defense of such Claim within a reasonable time after having been requested by Sykes to assume the defense, then Sykes shall have the right to defend himself in any such action and, if appropriate under Section 12(a) above, be indemnified for his costs and fees of defense by nStor. nStor shall not be liable to indemnify Sykes for any settlement of any such action or claim effected without the consent of nStor, but if settled with the written consent of nStor, or if there be a final judgment for the plaintiff in any such action, nStor shall indemnify and hold harmless Sykes from and against any Loss by reason of such settlement or judgment and nStor shall thereupon be liable for the payment of such Loss.

13.      Conditions to Closing

         (a) nStor's obligation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions precedent (any or all of which may be waived in writing, in whole or in part, by nStor):

                  (i) Sykes shall have performed all of the obligations and complied with all of the covenants required to be performed or to be complied with by them under this Agreement on or prior to the Closing Date.

                  (ii) Sykes shall have delivered to nStor any and all approvals, consents or assignments to be obtained by Sykes and necessary for the consummation of the transactions contemplated hereby.
                  (iii) nStor and its accountants, attorneys and other
         representatives shall have had full and complete access during normal business hours to all offices, facilities, properties, assets, books, agreements, files and records of Andataco, including financial and operating data and other information regarding Sykes and Andataco.

                  (iv) nStor shall have received the nStor Financing on or prior to the Closing Date.

                  (v) There shall not have been instituted, pending or threatened against Andataco, Sykes, nStor or the Company any suit, action or other proceeding by any private party or governmental agency, commission, bureau or body seeking to restrain or prohibit any of the transactions contemplated by this Agreement.

                  (vi) D. Sykes shall have entered into Employment Agreement as provided for in Section 3(a) hereof.

                  (vii) Each representation and warranty of Sykes contained in this Agreement shall be true and correct both at the date on which this Agreement is signed and at and as of the Closing Date as if made anew at and as of such time.

                  (viii) There has not been any material adverse change in the business, operations and financial conditions of Andataco from and after the date of the 1998 10-K until the Closing Date.

             (b) The obligations of Sykes to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions precedent (any or all of which may be waived in writing, in whole or in part, by Sykes):

                  (i) nStor shall have performed all of its obligations and complied with all of its covenants required to be performed or to be complied with by it under this Agreement on or prior to the Closing Date.

                  (ii) nStor shall have delivered to Sykes any and all approvals, consents or assignments to be obtained by nStor and necessary for the consummation of the transactions contemplated hereby.

                  (iii) There shall not have been instituted, pending or threatened against Andataco, Sykes, nStor or the Company any suit, action or other proceeding by any private party or governmental agency, commission, bureau or body seeking to restrain or prohibit any of the transactions contemplated by this Agreement.

                  (iii) The Company shall have entered into Employment Agreement as provided for in Section 3(a) hereof.

                  (iv) Each representation and warranty of nStor contained in this Agreement shall be true and correct both at the date on which this Agreement is signed and at and as of the Closing Date as if made at and as of such time.

14.      Miscellaneous

         (a) Entire Agreement. This Agreement and the Employment Agreement, when executed (collectively, the ?Party Agreements"), constitute the complete and exclusive statement of the agreement between the Parties with respect to the subject matter of the Party Agreements. The Party Agreements replace and supersede all prior agreements and negotiations by and between the Parties and each of the Parties acknowledges and agrees that no agreements, representations, warranties or collateral promises or inducements have been made by or to it or him except as expressly set forth in the Party Agreements. These acknowledgments and agreements are contractual and not mere recitals.

         (b) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and Sykes' personal representatives, executors, administrators and beneficiaries; provided, however, that neither Party shall assign this Agreement or any of its or his rights or obligations hereunder without the prior written consent of the other Party, which consent may be withheld or delayed in the sole discretion of Party whose consent is requested.

         (c) No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm, corporation, partnership, association or other entity, other than the Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement, except that Andataco shall be a third party beneficiary and entitled to enforce in its own name the provisions of the second and third sentences of Section 2.

         (d) Survivability. Notwithstanding any investigation made by or on behalf of either Party, the representations and warranties made under and in connection with this Agreement shall survive the Closing and consummation of all the transactions contemplated hereby for a period of one year.

         (e) Waivers and Remedies. The waiver by either of the Parties of the other Party's prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by either of the Parties to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such Party upon the occurrence of any subsequent breach or violation.

         (f) Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

         (g) Descriptive Headings/Recitals. Descriptive headings contained herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. The Recitals are incorporated into and made a part of this Agreement.

         (h) Counterparts and Facsimile Signatures. This Agreement may be executed in counterparts by the separate Parties, all of which shall be deemed to be one and the same instrument. Facsimile signatures shall have the same effect as original signatures.

         (i) Notices. Any notice, request or other communication to either Party by the other hereunder shall be deemed given on the earlier of the date (i) actually received and acknowledged; (ii) three (3) days after its mailing by certified or registered mail, return receipt requested, postage prepaid; or,
(iii) on the business day immediately following its delivery (evidenced by receipt) to any reputable overnight carrier or transmission via facsimile in each case addressed to the Party for which it is intended at the address (or facsimile transmission number) set forth in this Agreement. The place to which notices are to be given to any Party may be changed from time to time by such Party by like notice to the other. Notices shall be addressed as follows:

                  If to nStor:
                  ------------

                  H. Irwin Levy, Chairman
                  nStor Technologies, Inc.
                  100 Century Boulevard
                  West Palm Beach, FL 33417
                  Fax: (561) 640-3160

                  and

                  Lawrence Steffann, President
                  nStor Technologies, Inc.
                  450 Technology Park Boulevard
                  Lake Mary, FL 32746
                  Fax: (407) 829-3627

                  With a copy to:

                  Holland & Knight LLP
                  One East Broward Boulevard
                  Suite 1300
                  Fort Lauderdale, FL 33301
                  Attn:  Timothy C. Leixner, Esq.
                  Fax: (954) 463-2030

                  If to Sykes:
                  ------------

                  W. David Sykes
                  C/o Andataco, Inc.
                  10140 Mesa Rim Road
                  San Diego, CA 92121
                  Fax: (619) 453-2676

                  With a copy to:

                  Luce, Forward, Hamilton & Scripps LLP
                  600 West Broadway, Suite 2600
                  San Diego, California 92101
                  Attn:  Dennis J. Doucette, Esq.
                  Fax: (619) 232-8311

         (j) Applicable Law. This Agreement shall be governed by, and shall be construed, interpreted and enforced in accordance with, the laws of the State of Florida, without regard to principles of conflict of laws.

         (k) Brokers and Agents. nStor represents to Sykes that no broker, finder or agent has acted on behalf of nStor with respect to the transactions provided in the Party Agreements, and agrees to indemnify and hold Sykes harmless in the event of any loss, claim, demand or expense asserted against or incurred by Sykes relating to the payment of any fees or commissions by any such broker, finder or agent acting on behalf of nStor. Other than as provided in
Section 10(a) hereof, Sykes agrees that Sykes will pay or cause to be paid any broker, finder or agent that has acted on Sykes' behalf with respect to the transactions provided in the Party Agreements, and agrees to indemnify and hold nStor harmless in the event of any loss, claim, demand or expense asserted against or incurred by nStor relating to the payment of any fees or commissions by any such broker, finder or agent acting on behalf of Sykes.

         (l) Modifications. This Agreement may not be altered, modified or amended except by a writing signed by the Parties.

         (m) Further Assurances. The Parties agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents and take such other action as may be reasonably required effectively to carry out the transactions contemplated herein.

         IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

                                                 nStor Technologies, Inc.

                                               By: /s/ H. Irwin Levy
                                                  ------------------
                                               Name: H. Irwin Levy
                                                     --------------
                                               Title: Chairman of the Board, CEO
                                                      --------------------------


                                               /s/ W. David Sykes
                                               -----------------------------
                                               W. David Sykes, individually


                                               Sykes Children's Trust of 1993


                                               By:/s/ James Harlan, III
                                                  --------------------------
                                                  James Harlan, III, Trustee